Exhibit 99.1

Kintara Announces $8.6 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

SAN DIEGO, April 12, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) ("Kintara" or the "Company"), a biopharmaceutical company focused on the development of new solid tumor cancer therapies today announced that it has entered into definitive agreements with institutional investors for the purchase and sale of 16,226,416 shares of the Company's common stock (the "Shares") and warrants to purchase 16,226,416 shares of the Company's common stock (the "Warrants") at a combined purchase price of $0.53 per Share and related Warrant in a registered direct offering priced at-the-market under Nasdaq rules for gross proceeds of approximately $8.6 million, before deducting fees and other offering expenses. The Warrants will have an exercise price of $0.41 per share, will be exercisable immediately and will expire five years from the date of issuance. The closing of the offering is expected to occur on or about April 14, 2022, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

The Company currently intends to use the net proceeds from the offering for funding its clinical studies, working capital and other general corporate purposes, including, but not limited to, funding acquisitions or investments in businesses, products or technologies that are complementary to the Company's businesses, products and technologies.

The securities described above are being offered by the Company pursuant to a "shelf" registration statement on Form S-3 (File No. 333-254662) filed with the Securities and Exchange Commission (SEC) on March 24, 2021 and declared effective on April 1, 2021. The offering of the securities described herein will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Kintara

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for glioblastoma (GBM) and REM-001 for Cutaneous Metastatic Breast Cancer (CMBC).

VAL-083 is a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior

NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the GBM AGILE study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the offering. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the satisfaction of customary closing conditions related to the offering, the intended use of proceeds from the offering, the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2021, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors

CORE IR

516-222-2560

ir@coreir.com

Media

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com